SUB-ITEM 77Q1(a)


                                AMENDMENT NO. 1
                                       TO
                     AGREEMENT AND DECLARATION OF TRUST OF
                           TAX-FREE INVESTMENTS TRUST



         This Amendment No. 1 (this "Amendment") to the Agreement and Declaration of Trust of Tax-Free Investments Trust (the "Trust") amends, effective as of December 2, 2004, the Agreement and Declaration of Trust of the Trust dated as of July 22, 2003 (the "Agreement").

         At a meeting held on December 2, 2004, the Board of Trustees of the Trust, in accordance with Section 9.7 of the Agreement, approved amendments to the Agreement. Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. Section 1.4 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

         "Section 1.4. Certificate of Trust. Immediately upon the execution of this Agreement, the Trustees shall file a Certificate of Trust in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act."

         2. Section 7.1 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

         "Section 7.1 Distributions. The Trustees may from time to time declare and pay dividends and make other distributions with respect to any Portfolio, or Class thereof, which may be from income, capital gains or capital. The amount of such dividends or distributions and the payment of them and whether they are in cash or any other Trust Property shall be wholly in the discretion of the Trustees, although the Trustees pursuant to Section 4.1(j) may delegate the authority to set record, declaration, payment and ex-dividend dates, determine the amount of dividends and distributions and pay such dividends and distributions. Dividends and other distributions may be paid pursuant to a standing resolution adopted once or more often as the Trustees determine. All dividends and other distributions on Shares of a particular Portfolio or Class shall be distributed pro rata to the Shareholders of that Portfolio or Class, as the case may be, in proportion to the number of Shares of that Portfolio or Class they held on the record date established for such payment, provided that such dividends and other distributions on Shares of a Class shall appropriately reflect Class Expenses and other expenses allocated to that Class. The Trustees may adopt and offer to Shareholders such

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         dividend reinvestment plans, cash distribution payment plans, or similar plans as the Trustees deem appropriate."

         3. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

         4. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

         5. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of December _2__, 2004.




                                              By: /s/ Robert H. Graham
                                                  -----------------------------
                                              Name:  Robert H. Graham
                                              Title: President

                          EXHIBIT 1 TO AMENDMENT NO. 1
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                         OF Tax-Free Investments Trust


                                  "SCHEDULE A

                           TAX-FREE INVESTMENTS TRUST
                         PORTFOLIO AND CLASSES THEREOF

PORTFOLIO                                          CLASSES OF PORTFOLIO

Tax-Free Cash Reserve Portfolio                    Cash Management Class
                                                   Corporate Class
                                                   Institutional Class
                                                   Personal Investment Class
                                                   Private Investment Class
                                                   Reserve Class
                                                   Resource Class
                                                   Sweep Class"